UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2016

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001- 35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2016, the Demand Media, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Sean Moriarty (the “Amended Moriarty Agreement”), the Company’s current Chief Executive Officer. The Amended Moriarty Agreement is effective as of January 5, 2016 and expires on January 5, 2019, unless earlier terminated, and supersedes the Employment Agreement with Mr. Moriarty dated August 8, 2014 (the “Original Moriarty Agreement”), which has been terminated. The term of the Amended Moriarty Agreement is subject to automatic one-year renewal terms unless either the Company or Mr. Moriarty gives written notice of termination at least 90 days prior to the end of the applicable term.

Consistent with the terms of the Original Moriarty Agreement, the Amended Moriarty Agreement provides for:

•                  an annual base salary of $400,000, subject to increase at the discretion of the Company’s compensation committee;

•                  the opportunity to earn an annual discretionary cash performance bonus targeted at 80% of his base salary in effect for any calendar year, based on the achievement of individual and Company-based performance criteria established by the Company’s board of directors or compensation committee, after consultation with Mr. Moriarty;

•                  the opportunity to earn an additional discretionary cash bonus if the performance metric(s) applicable to his annual bonus opportunity are attained at the “target” level and the full target bonus becomes payable to him; and

•                  the eligibility to participate in the Company’s customary health, welfare and fringe benefits.

Mr. Moriarty is also entitled to up to $7,500 in reimbursed legal fees and expenses incurred in connection with the negotiation of the Amended Moriarty Agreement.

In connection with entering into the Amended Moriarty Agreement, Mr. Moriarty was granted restricted stock units covering 500,000 shares (the “RSU Award”). The RSU Award granted to Mr. Moriarty in connection with entering into the Amended Moriarty Agreement will vest (i) with respect to 30% of the shares (or 150,000 shares) on January 5, 2017, (ii) with respect to 40% of the shares (or 200,000 shares) monthly in twelve substantially equal installments commencing on February 5, 2017 through January 5, 2018 and (iii) with respect to 30% of the shares (or 150,000 shares) monthly in twelve substantially equal installments commencing on February 5, 2018 through January 5, 2019, subject to Mr. Moriarty’s continued employment through the applicable vesting date.

If Mr. Moriarty’s employment is terminated by the Company without “cause”, by Mr. Moriarty for “good reason” or by reason of the Mr. Moriarty’s death or “disability” (each, as defined in the Amended Moriarty Agreement as a “Qualifying Termination”), then, in addition to accrued amounts already due to Mr. Moriarty, Mr. Moriarty will be entitled to receive the following benefits:

•                  (i) continuation payments totaling two times Mr. Moriarty’s annual base salary then in effect, payable over the two-year period following the termination of employment (or, in connection with a change in control, as a lump-sum payment) and (ii) a lump-sum payment in an amount equal to a pro-rata portion of Mr. Moriarty’s annual bonus earned in the year prior to the year in which the termination occurs (or, if Mr. Moriarty elects to forego a bonus in a given calendar year, a pro-rata portion of the annual bonus amount that the Company’s compensation committee determined Mr. Moriarty was eligible to receive in the prior calendar year);

•                  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus, payable on the date on which annual bonuses are paid to the Company’s senior executives generally for such year; and

•                  Company-paid healthcare continuation coverage for Mr. Moriarty and his dependents for up to eighteen months after the termination date.

In addition, if Mr. Moriarty experiences a Qualifying Termination outside the change in control context, Mr. Moriarty is entitled to accelerated vesting of each then unvested equity award held by Mr. Moriarty on the termination date with respect to the number of shares underlying each such equity award that would have vested over the one-year period immediately following the termination date had the equity award continued to vest in accordance with its terms; provided that if Mr. Moriarty is terminated within one year of the effective date of the Amended Moriarty Agreement, he is entitled to accelerated vesting with respect to 50% of the total RSU Award on the termination date.  If Mr. Moriarty experiences a Qualifying Termination in connection with a change in control, Mr. Moriarty is entitled to accelerated vesting of each then-outstanding and unvested equity award held by Mr. Moriarty on the later of the the termination date and the date of such change in control.

If the Company undergoes a change in control and Mr. Moriarty remains employed with the Company through the consummation of the change in control, Mr. Moriarty is entitled to (i) accelerated vesting of 50% of the then-unvested stock options granted to Mr. Moriarty in connection with entering into the Original Moriarty Agreement, and (ii) full accelerated vesting of the then-unvested RSU Award.

If the Company undergoes a going private transaction that does not constitute a change in control and Mr. Moriarty remains continuously employed until immediately prior to such going private transaction, Mr. Moriarty is entitled to (i) an extended period of time in which to exercise any then-vested but unexercised stock options outstanding at the time of the going private transaction and (ii) accelerated vesting with respect to the number of shares underlying the RSU Award that would have vested over the one-year period immediately following the going private transaction had the RSU Award continued to vest in accordance with its terms.

Mr. Moriarty’s right to receive the severance payments (either in connection with a change in control or outside the change in control context) described above is subject to his delivery of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Moriarty than receiving the full amount of such payments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of January 5, 2016, by and between Sean Moriarty and Demand Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2016	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of January 5, 2016, by and between Sean Moriarty and Demand Media, Inc.